Exhibit 99(d)

VOTING AGREEMENT

THIS VOTING AGREEMENT is entered into this 2nd day of September, 2008, by and among FIRST MERCHANTS CORPORATION (“First Merchants”) and the undersigned shareholders of Lincoln Bancorp (collectively, the “Shareholders”).

W I T N E S S E T H:

In consideration of the execution by First Merchants of the Agreement of Reorganization and Merger between First Merchants and Lincoln Bancorp (“Lincoln”) of even date herewith (the “Merger Agreement”), the undersigned Shareholders of Lincoln hereby agree that each of them shall cause all Lincoln common shares owned by him/her of record and beneficially, including, without limitation, all shares owned by him/her individually, all shares owned jointly by him/her and his/her spouse, all shares owned by any minor children (or any trust for their benefit), all shares owned by any business of which any of the Shareholders who are directors are the principal shareholders (but in each such case only to the extent the Shareholder has the right to vote or direct the voting of such shares), and specifically including all shares shown as owned directly or beneficially by each of them on Exhibit A attached hereto or acquired subsequently hereto (collectively, the “Shares”), to be voted in favor of the merger of Lincoln with and into First Merchants in accordance with and pursuant to the terms of the Merger Agreement at the annual or special meeting of shareholders of Lincoln called for that purpose. Notwithstanding any other provision of this Agreement to the contrary, each Shareholder shall be permitted to vote such Shares in favor of another Acquisition Transaction (as such term is defined in the Merger Agreement) that is submitted for approval by the shareholders of Lincoln if both of the following shall have occurred: (a) Lincoln’s Board of Directors has approved such Acquisition Transaction and recommended such Acquisition Transaction to Lincoln’s shareholders in accordance with Section 7.05 of the Merger Agreement and (b) the Merger Agreement has been terminated in accordance with Section 10.01(f) of the Merger Agreement.

Each of the Shareholders further agrees and covenants that he/she shall not sell, assign, transfer, dispose or otherwise convey, nor shall he/she cause, permit, authorize or approve the sale, assignment, transfer, disposition or other conveyance of, any of the Shares or any interest in the Shares to any other person, trust or entity (other than Lincoln) prior to the annual or special meeting of shareholders of Lincoln called for the purpose of voting on the Merger Agreement without the prior written consent of First Merchants, such consent not to be unreasonably withheld in the case of a gift or similar estate planning transaction (it being understood that First Merchants may decline to consent to any such transfer if the person acquiring such Shares does not agree to take such Shares subject to the terms of this Agreement).

This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to conflict of laws provisions thereof. This Agreement may be executed in counterparts, each of which (including any facsimile thereof) shall be deemed to be an original, but all of which shall constitute one and the same agreement. It is understood and agreed that Shareholders who execute this Agreement shall be bound hereby, irrespective of whether all Shareholders execute this Agreement. The obligations of each of the Shareholders under the terms of this Voting Agreement shall terminate contemporaneously with the termination of the Merger Agreement.

Notwithstanding any other provision hereof, nothing in this Agreement shall be construed to prohibit a Shareholder, or any officer or affiliate of a Shareholder who is or has been designated a member of Lincoln’s Board of Directors, from taking any action solely in his or her capacity as a member of Lincoln’s Board of Directors or from exercising his or her fiduciary duties as a member of Lincoln’s Board of Directors to the extent specifically permitted by the Merger Agreement.

[Signatures appear on following 2 pages]

Ex. 99(d)- 1

Exhibit 99(d)

IN WITNESS WHEREOF, First Merchants and each of the undersigned Shareholders of Lincoln have made and executed this Voting Agreement as of the day and year first above written, and First Merchants has caused this Voting Agreement to be executed by its duly authorized officer.

FIRST MERCHANTS CORPORATION

By:	/s/ MICHAEL C. RECHIN
Michael C. Rechin,
President and Chief Executive Officer

SHAREHOLDERS

s/ JERRY R. ENGLE
Jerry R. Engle

/s/ JOHN M. BAER
John M. Baer

/s/ J. DOUGLAS BENNETT
J. Douglas Bennett

/s/ LESTER N. BERGUM, JR.
Lester N. Bergum, Jr.

/s/ DENNIS W. DAWES
Dennis W. Dawes

/s/ JOHN B. DITMARS
John B. Ditmars

/s/ W. THOMAS HARMON
W. Thomas Harmon

/s/ JERRY R. HOLIFIELD
Jerry R. Holifield

/s/ DAVID E. MANSFIELD
David E. Mansfield

/s/ R. J. MCCONNELL
R. J. McConnell

/s/ BRYAN MILLS
Bryan Mills

Ex. 99(d)- 2

[Signature page to Voting Agreement, cont’d]

/s/ PATRICK A. SHERMAN
Patrick A. Sherman

/s/ JONATHAN D. SLAUGHTER
Jonathan D. Slaughter

Ex. 99(d)- 3

Exhibit A

Lincoln Bancorp

Beneficially Owned Shares

December 31, 2007

(Adjusted through February 8, 2008)

Name	Shares	RRP	Options (Vested)	ESOP Allocations	Total	% of Total Outstanding	Footnote	Options (Unvested)	Option Price	Exercised to-date
Lester N. Bergum (Director)	32,084 (includes 8,138 in IRA) (includes 4,252 held by spouse in IRA) (includes 19,694 held jointly with spouse)	893	20,000	—	52,977	0.993%	(1)	2,000
Dennis W. Dawes (Director)	1,000	2,190	23,500	—	26,690	0.500%	(2)	2,000
Jerry R. Engle (EVP, COO & Director)	35,970 (includes 1,367 in IRA) (includes 33,603 held jointly with spouse)	3,000	85,875	3,696.7891	128,542	2.381%	(3)	30,000
W. Thomas Harmon (Director)	56,304 (includes 15,903 in IRA) (includes 15,401 held in revocable trust) (includes 25,000 held by spouse)	893	20,000	—	77,197	1.448%	(4)	2,000
Jerry R. Holifield (Director)	31,590 (includes 10,810 from RRP) (includes 2,857 from self-directed annuity) (includes 15,297 held jointly with spouse) (includes 2,626 held by spouse in self-directed annuity)	893	30,000	—	62,483	1.169%	(5)	2,000
David E. Mansfield (Director)	11,107 (includes 11,017 held jointly with spouse in trust)	893	29,480	—	41,480	0.776%	(6)	2,000
R.J. McConnell (Director)	11,861 (includes 3,774 jointly owned w spouse) (includes 6,087 indirectly owned by Trust)	3,000	30,000	—	44,861	0.840%	(7)	2,000
Patrick A. Sherman (Director)	2,000	4,000	30,000	—	36,000	0.674%	(9)	2,000
John M. Baer (SVP & CFO)	53,791 (includes 28,900 in IRA)(includes 24,891 held jointly with spouse)	—	60,092	16,987.7380	130,871	2.436%	(10)	2,250
J. Douglas Bennett (SVP, Business Development)	6,475 (Includes 675 held by spouse)	—	1,000	—	7,475	0.141%	(11)	6,250
John B. Ditmars (SVP Administration)	16,987 (Includes 4,102 and 5,885 held in IRA) (Includes 6,016 held jointly w/ spouse and 984 indirectly owned by trust)	—	53,625	2,629.0913	73,241	1.365%	(12)	22,250
Bryan Mills (SVP, Mortgage Loans)	3,281 (Includes 81 shares indirectly owned)	—	4,500	2,466.6177	10,248	0.193%	(13)	2,250
Jonathan D. Slaughter (SVP & CLO)	10,464	—	5,000	3,014.4953	18,478	0.347%	(14)	2,250
TOTAL	272,914	15,762	393,072	28,794.7314	710,543	12.452%		79,250	#DIV/0!

Ex. 99(d)- 4

Note: Percent of total outstanding is calculated based upon shares outstanding at December 31, 2007 totaling 5,312,981

(1)	Includes 4,252 shares held by Mr. Bergum’s spouse, 1,190 shares held under the RRP and options for 20,000 shares granted under the Lincoln Bancorp Stock Option Plan (the “Option Plan”). Does not include options for 2,000 shares granted under the Option Plan which are not exercisable within 60 days of February 25, 2008.

(2)	Includes 2,190 shares held under the RRP and options for 23,500 shares granted under the Option Plan. Does not include options for 2,000 shares granted under the Option Plan, none of which are exercisable within 60 days of February 25, 2008.

(3)	Includes 43,875 option shares converted as a result of the merger of First Shares Bancorp and 3,000 shares held under the RRP. Does not include options for 30,000 shares granted under the Option Plan, none of which are exercisable within 60 days of February 25, 2008. Also included are 3,696 shares allocated to Mr. Engle’s account under the ESOP as of December 31, 2007.

(4)	Includes 25,000 shares held by Mr. Harmon’s spouse, 893 shares held under the RRP and options for 20,000 shares granted under the Option Plan. Does not include options for 2,000 shares granted under the Option Plan, none of which are exercisable within 60 days of February 25, 2008.

(5)	Includes 2,626 shares held by Mr. Holifield’s spouse, 893 shares held under the RRP and options for 30,000 shares granted under the Option Plan. Does not include options for 2,000 shares granted under the Option Plan, none of which are exercisable within 60 days of February 25, 2008.

(6)	Includes 893 shares held under the RRP and options for 29,480 shares granted under the Option Plan. Does not include options for 2,000 shares granted under the Option Plan, none of which are exercisable within 60 days of February 25, 2008.

(7)	Includes 6,087 shares indirectly owned by a Trust, 3,000 shares held under the RRP and options for 30,000 shares granted under the Option Plan. Does not include options for 2,000 shares granted under the Option Plan, none of which are exercisable within 60 days of February 25, 2008.

(9)	Includes 4,000 shares held under the RRP and options for 30,000 shares granted under the Option Plan. Does not include options for 2,000 shares granted under the Option Plan, none of which are exercisable within 60 days of February 25, 2008.

(10)	Includes options for 60,092 shares granted under the Option Plan and 16,987 shares allocated to Mr. Baer’s account under the ESOP as of December 31, 2007. Does not include options for 2,250 shares granted under the Option Plan, none of which are exercisable within 60 days of February 25, 2008.

(11)	Includes 675 shares held by Mr. Bennett’s spouse, 6,250 shares granted under the Option Plan none of which are exercisable within 60 days of February 25, 2008.

(12)	Includes 984 shares indirectly owned by trust and 23,625 option shares converted as a result of the merger of First Shares Bancorp. Does not include 22,250 shares granted under the Option Plan none of which are exercisable within 60 days of February 25, 2008. Also, included are 2,629 shares allocated to Mr. Ditmar’s account under the ESOP as of December 31, 2007.

(13)	Includes 81 shares indirectly owned as custodian and 4,500 option shares converted as a result of the merger of First Shares Bancorp. Also, included are 2,466 shares allocated to Mr. Mill’s account under the ESOP as of December 31, 2007. Does not include options for 2,250 shares granted under the Option Plan, none of which are exercisable within 60 days of February 25, 2008.

(14)	Includes 5,000 shares granted under the Option Plan and 3,014 shares allocated to Mr. Slaughter’s account under the ESOP as of December 31, 2007. Does not include options for 2,250 shares granted under the Option Plan, none of which are exercisable within 60 days of February 25, 2008.

Ex. 99(d)- 5